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                                                                       Exhibit 5

                                                                   (561) 689-441

                                                            mharris@flseclaw.com

                                August 11 1999

U.Link, Inc.
1000 Conshohocken Road 4/th/ Floor
Conshohocken, PA 19428
Attention:  Mr. John S. Rafanello, President

     RE:  U.LINK, INC.

Dear Mr. Rafanello:

     You have advised us that U.Link, Inc. (the "Company") has filed with the United States Securities and Exchange Commission a Registration Statement on Form SB-2 with respect to 1,725,000 shares of common stock, $.001 par value, offered for sale by the Company.

     In connection with the filing of this Registration Statement, you have requested us to furnish you with our opinion as to the legality of (i) such of the Company's shares of common and preferred stock as are presently outstanding; and (ii) such securities as shall be offered by the Company itself pursuant to the Prospectus which is part of the Registration Statement.

     You have advised us that as of August 11, 1999, the Company's authorized capital consists of 20,000,000 shares of common stock, $.001 par value per share and 303,068 shares of preferred stock, of which 1,340,728 shares of common stock have been issued and are outstanding, and 1,000, 300,000, 1,000, 1,000 and 68 shares of Series A, B, C, D and E Preferred Stock respectively, are issued and outstanding. You have further advised us that the Company has received valid consideration for the issuance of these shares.

     After having examined the Company's Second Amended and Restated Certificate of Incorporation, Certificate of Designation, bylaws, minutes, subscription agreements and the financial statements contained in the Prospectus, we are of the opinion that (i) the 1,340,728 and 303,068 shares of common and preferred stock respectively are, and (ii) the 1,725,000 shares of common stock to be offered by the Company will be when offered and sold and valid consideration received, fully paid and nonassessable, duly authorized and validly issued.

     We consent to the use of our name in the Prospectus under the caption "Legal Matters".

                                    Very truly yours,


                                    /s/ Michael Harris, P.A.
                                    Michael Harris, P.A.